Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	(949) 574-3860
(650) 261-3677	LNDC@liolios.com

Landec Corporation Reports Third Quarter and First Nine Months of

Fiscal 2014 Results

MENLO PARK, CA – March 25, 2014 – Landec Corporation (NASDAQ: LNDC), a materials science Company that develops and markets innovative and patented products for healthy living applications in food and biomedical markets, reported results for the fiscal 2014 third quarter and nine months ended February 23, 2014.

Summary of Fiscal Third Quarter 2014 Results

●	Revenues increased 7% to $126.4 million with Apio's value-added vegetable business up 10% and Lifecore Biomedical up 16% compared to the third quarter of last year.
●	Net income increased 33% to $6.4 million or $0.24 per share compared to $4.8 million or $0.18 per share in the same period last year.
●

Cash and marketable securities totaled $13.0 million at quarter end after generating $13.8 million in cash flows from operations and after spending $10.2 million for capacity expansion and reducing debt by $8.5 million during the first nine months of fiscal 2014. The Company had $28.6 million available under its lines of credit as of February 23, 2014.

“During the third quarter and first nine months of fiscal 2014 Apio, Landec’s food subsidiary, continued to grow its traditional core packaged vegetable products as well as its new vegetable salad kit products that feature nutrient-dense superfoods,” stated Gary Steele, Landec’s Chairman and CEO. “Lifecore, Landec’s biomaterials subsidiary, continued to experience increased sales in its aseptic filling business and continues to expand its operating capacity for anticipated increases in demand.

“Landec’s strategic partner, Windset Farms, a leading grower of hydroponic vegetables in which Landec has a 20% ownership interest, is now harvesting from all 128 acres of its hydroponic greenhouses in Santa Maria, California. Windset Farms was recently awarded the 2014 Tomato Inspiration Award as the best worldwide tomato grower and marketer at the first annual Tomato Inspiration Event hosted by HortiBiz in Berlin.

“Both Apio and Lifecore exceeded the Company’s revenue expectations for the three and nine months ended February 23, 2014 and the Company’s profitability expectations were also met during the third quarter. Landec is on track to meet its revenue goal as well as the revised net income goal for fiscal 2014, which is for revenues to meet or exceed 6% growth and for net income to be flat to up 5% year over year after excluding the $3.9 million earn out adjustment in fiscal 2013.”

Fiscal Third Quarter 2014 Results

Revenues in the third quarter of fiscal 2014 increased 7%, or $8.5 million, to $126.4 million, compared to $117.9 million in the year-ago quarter. The improvement was primarily due to an $8.7 million, or 10%, increase in revenues in Apio’s value-added businesses (which includes Apio’s fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging) and a $2.8 million, or 16%, increase in revenues at Lifecore as a result of increased sales to existing customers, as well as from development revenue associated with new aseptic filling opportunities.

The 10% increase in revenues from Apio’s value-added businesses resulted from increased volume sales and a favorable product mix including higher priced new products. The increase in revenues in the third quarter was partially offset by an expected $2.7 million decrease in revenues from Apio’s export business due to an anticipated decline in volume sales primarily resulting from Indonesian import quotas on fruit.

Net income in the third quarter of fiscal 2014 increased 33% to $6.4 million or $0.24 per share compared to $4.8 million or $0.18 per share in the year-ago quarter.

The increase in net income in the third quarter was primarily due to:

(1) a $1.4 million increase in gross profit in Apio’s value-added vegetable business as a result of increased revenues and a favorable product mix;

(2) a $1.5 million increase in gross profit at Lifecore as a result of increased revenues, and;

(3) a $426,000 reduction in operating expenses primarily because of lower R&D expenses at Corporate reflecting the transition from R&D and licensing collaborations to a greater focus on R&D efforts within the Company’s core food and Hyaluronan (HA) businesses.

These increases in net income were partially offset by:

(1) a $925,000 increase in income tax expense;

(2) a $649,000 decrease in the change in the fair market value of the Company’s investment in Windset compared to the change in the year-ago quarter, and;

(3) a $292,000 decrease in gross profit at Corporate primarily due to a decrease in R&D revenues from Landec’s partner, Nitta Corporation, compared to the third quarter of last year.

Fiscal Nine Months 2014 Results

Revenues in the first nine months of fiscal 2014 increased 6%, or $21.3 million, to $355.9 million, compared to $334.6 million in the same period last year. The improvement was primarily due to a $29.0 million, or 12%, increase in revenues from Apio’s value-added businesses and a $4.5 million, or 14%, increase in revenues at Lifecore resulting from increased sales to existing customers and from increased product development revenue.

During the first nine months of fiscal 2014, revenues from Apio’s value-added businesses increased 12% compared to the same period in the prior year due to increased volume sales and a favorable product mix including higher priced salad kit products. The increase in revenues was partially offset by the expected $11.7 million decrease in revenues in Apio’s export business primarily due to a decline in volume sales primarily resulting from Indonesian import quotas on fruit.

Net income in the first nine months of fiscal 2014 was $14.6 million or $0.54 per share compared to $18.1 million or $0.68 per share in the first nine months of last year. The decrease in net income in the first nine months of this fiscal year compared to the same period last year was primarily a result of the $3.9 million, or $0.15 per share, of net income last year from a one-time earn-out adjustment associated with the acquisition of GreenLine Foods.

Operationally there were numerous items that impacted net income during the first nine months of fiscal year 2013 compared to the same period last year.

The primary areas that increased net income were:

(1) a $3.0 million increase in gross profit in Apio’s value-added vegetable business as a result of increased revenues and a favorable product mix;

(2) a $2.1 million increase in gross profit at Lifecore, and;

(3) a $1.8 million increase in the change in the fair market value of the Company’s investment in Windset over the $6.3 million increase recorded in the first nine months of last year.

These increases were offset by a $7.4 million gross profit reduction in Apio’s value-added vegetable business from operational variances, primarily resulting from severe produce shortages during the first six months of fiscal 2014.

Fourth Quarter 2014 and Fiscal Year 2014 Guidance

For the fourth quarter of fiscal 2014, the Company expects revenues to be between $110.0 million and $114.0 million and earnings per share to be $0.16 to $0.18, in line for achieving the Company’s guidance for the fiscal year, which is for revenues to meet or exceed 6% growth and for net income to be flat to up 5% after excluding the $3.9 million earn out adjustment in fiscal 2013.

Management Comments for Longer Term Growth

“As a management team, we are focused on growing Landec’s core food and biomedical materials businesses for the long term,” said Steele. “The financial results Landec has achieved over recent years position the Company well for continuing to invest in its future growth. The Company expects its investments in developing new products and expanding production capacity will yield significant growth in the next three to five years.

“In the next year, the Company expects to experience some pressure on its net income and cash balances from expected cost increases, one-time events and from investments that are critical to its longer-term growth. Landec will continue to invest in developing longer-term profitable growth to meet its overall long-term goal of growing the top line 10% and the bottom line 15% to 20% on average over the next five years,” added Steele.

Preliminary Look at Fiscal Year 2015

The Company’s priorities and focus as it transitions from fiscal 2014 to fiscal 2015 are clear:

1)	Aggressively continue to launch new value-added products that bring innovation and value to the rapidly growing consumer segment seeking fresh, nutritious, conveniently packaged vegetable products.
2)	Expand processing capacity to accommodate the rapid growth in Apio’s value-added business and by doing so, change Apio’s overall product mix to higher margin products.
3)	Continue to take steps to mitigate weather related sourcing risks.
4)	Expand Lifecore’s aseptic filling capacity to meet the ever growing demand for Lifecore’s expertise providing solutions for materials difficult to fill in syringes.
5)	Work with Windset to identify several new high growth opportunities to pursue jointly.

“The Company has just begun its planning and budgeting process for fiscal 2015 and management foresees certain trends and developments that are going to impact financial results in fiscal 2015,” stated Steele. “Fiscal 2015 will be a year of investing in growth and also a year in which the Company will incur what it believes are two one-time events, one for Lifecore and one for Windset. These two combined events are estimated to reduce earnings per share in fiscal 2015 by roughly $0.20 per share. Neither of these events adversely affects Landec’s five year growth objectives.

“Lifecore recently learned that one of its major customers has initiated a global program to reduce inventory levels which will materially impact Lifecore’s fiscal 2015 results. This customer’s initiative entails a one-time reduction in its annual purchase of HA from Lifecore and, as a result, the Company expects this customer’s purchases in fiscal 2015 will be reduced by 50% compared to fiscal 2014 as they align their inventory carrying levels with stated corporate guidelines. The customer has informed us they intend to resume previous purchasing levels starting in fiscal 2016.

“Fiscal 2015 will also be impacted by Windset deciding to take a one year pause on additional expansion of its California hydroponic facilities in order to concentrate on optimizing the current six million square feet of growing, harvesting, packing and shipping operations. Accordingly, the Company expects Windset’s fair market value to continue to increase in fiscal 2015 but the change is expected to be lower than the change in fiscal 2014 because Windset’s most recent five-year financial projections are relatively unchanged from the previous projections.

“Additionally in fiscal 2015, from what the Company knows right now, it expects significant cost increases during fiscal 2015 in Apio’s value-added vegetable business from increases in produce sourcing costs, contract labor compensation and benefits along with increased spending for new product development and marketing and sales. These increases appear to be substantial and in the short term only a portion of these increases can be passed onto customers. The Company’s strategy to address these cost increases is to aggressively increase sales of new, higher margin Apio food products as well as increase Lifecore’s sales of its aseptically-filled medical products as quickly as feasible over the next 12-24 months. Additionally during fiscal 2015, the Company will work with Windset to investigate entirely new growth opportunities which could materialize as early as fiscal 2016.

“The Company will provide detailed guidance for fiscal 2015 during its year-end earnings release expected in late July.”

Conference Call

Landec senior management will host a conference call tomorrow to discuss its fiscal third quarter 2014, followed by a question and answer period. The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, March 26, 2014

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 253-5757 or (703) 639-1206. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, April 2, 2014 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1634087.

About Landec Corporation

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 26, 2013 (See item 1A: Risk Factors) which may be updated in Part II. Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	February 23, 2014	May 26, 2013
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$12,987	$15,263
Accounts receivable, net	41,230	36,743
Taxes receivable	4,214	5,103
Inventories, net	25,668	24,113
Deferred taxes	1,771	1,582
Prepaid expenses and other current assets	3,059	2,856
Total Current Assets	88,929	85,660

Investments in non-public companies	38,493	30,393
Property and equipment, net	70,973	65,811
Intangible assets, net	106,990	107,654
Other assets	1,396	1,424
Total Assets	$306,781	$290,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$29,734	$32,256
Accrued compensation	4,205	4,984
Other accrued liabilities	4,437	2,332
Deferred revenue	1,674	1,248
Lines of credit	—	4,000
Current portion of long-term debt	6,017	5,933
Total Current Liabilities	46,067	50,753

Long-term debt, less current portion	29,763	34,372
Deferred taxes	29,529	24,054
Other non-current liabilities	1,785	1,349

Stockholders' Equity
Common stock	27	26
Additional paid-in capital	130,980	126,258
Retained earnings	67,012	52,409
Total Stockholders' Equity	198,019	178,693
Non-controlling interest	1,618	1,721
Total Equity	199,637	180,414
Total Liabilities and Stockholders’ Equity	$306,781	$290,942

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	February 23,	February 24,	February 23,	February 24,
	2014	2013	2014	2013
Revenues:
Product sales	$126,029	$117,584	$354,509	$332,977
Services revenues	350	283	1,375	1,618
Total revenues	126,379	117,867	355,884	334,595

Cost of revenue:
Cost of product sales	105,961	100,090	308,281	283,461
Cost of services revenues	263	269	1,182	1,404
Total cost of revenue	106,224	100,359	309,463	284,865

Gross profit	20,155	17,508	46,421	49,730

Operating costs and expenses:
Research and development	1,723	2,325	5,568	6,642
Selling, general and administrative	8,700	8,524	25,969	26,266
Change in value of contingent considerations	—	—	—	(3,933)
Total operating costs and expenses	10,423	10,849	31,537	28,975
Operating income	9,732	6,659	14,884	20,755

Dividend income	281	281	844	844
Interest income	78	46	183	104
Interest expense	(390)	(487)	(1,257)	(1,526)
Other income	400	1,047	8,100	6,288
Net income before taxes	10,101	7,546	22,754	26,465
Income taxes	(3,679)	(2,754)	(8,028)	(8,238)
Consolidated net income	6,422	4,792	14,726	18,227
Non controlling interest	(22)	(3)	(123)	(159)
Net income available to common stockholders	$6,400	$4,789	$14,603	$18,068

Diluted net income per share	$0.24	$0.18	$0.54	$0.68

Shares used in diluted per share computations	27,124	26,667	27,093	26,492

LANDEC CORPORATION

THIRD QUARTER ENDED FEBRUARY 23, 2014

QUESTIONS & ANSWERS

1)	What is Landec’s focus over the next 12-24 months?

The Company anticipates fiscal 2015 to be a year of significant investments that will position Landec for future growth and profitability.

Fiscal 2015 is going to represent a year in which Landec makes significant investments in both its Apio food business and its Lifecore biomaterials business. The Company plans to invest heavily in new specialty packaged produce products that are “on trend” with North American consumers who have come to the conclusion that healthy eating equates to healthy living. At Lifecore, the plan is to invest in its aseptic filling business to meet the ever increasing demand of the medical and pharmaceutical markets. Accordingly, the Company is stepping up its overall investments in new product development, sales and marketing and production. These investments are expected to result in increasingly profitable returns and growth in the upcoming years as the Company transitions its product mix to higher margin products.

In addition, Landec will be investigating several new high value initiatives with Windset that capitalize on Windset’s hydroponic greenhouse growing expertise and on Apio’s processing, packaging and marketing know how. The Company will report on these initiatives when they are developed.

Apio has been, and continues to be, focused on reducing its produce sourcing risks through changes in sourcing and contracting strategies as well as further diversifying Apio’s sourcing geographically. This is a continuous on-going effort. Furthermore, the Company is working on reducing the number of its lower margin product offerings.

2)	What was the impact on net income from sourcing issues during the third quarter and first nine months of fiscal 2014?

During the third quarter of fiscal 2014, produce sourcing costs for Apio’s value-added vegetable business were within expectations. However, net income for the nine months includes the impact of produce shortages and higher costs in Apio’s value-added vegetable business. These higher costs were incurred primarily during the first six months of fiscal 2014 when Apio experienced shortages of certain key commodities, mainly green beans and broccoli, primarily because of weather-related produce availability and quality issues. To meet customer demand, Apio purchased considerable quantities of produce on the open market at prices well in excess of contract prices. As a result of sourcing issues and other operational variances, the cost of value-added vegetable product sales exceeded expectations by approximately $7.4 million during the nine months ended February 23, 2014. These excess costs reduced Apio’s value-added gross margin by 280 basis points during the first nine months of fiscal 2014.

3)	What is the Company doing to reduce its produce sourcing risks in the future?

As stated in Landec’s last quarter release, Apio utilizes fresh, raw vegetable commodities in the processing of its value added products. The supply and quality of these raw commodities are subject to agricultural risk which is predominately driven by weather conditions. While Apio cannot control the weather, it is employing risk mitigating strategies such as contracting supply from the best growers in the best historical seasonal growing regions and by planning for lower harvest yields during transition and winter seasons. Apio has recently enhanced its program by increasing regional diversification, including sourcing more produce from Texas and Mexico, by example, and adding procurement and demand planning personnel to improve its visibility and response to potential supply situations. Apio is also evaluating its grower contracting approach in months that have higher weather uncertainty. The Company believes it is prudent to plan for continued adverse weather events and to include the costs associated with adverse weather in its operational budgets.

4)

Are the Sweet Kale Salad and Ginger Bok Choy vegetable salad kits still growing at a rapid pace? When will the next vegetable salad kit be introduced and how many vegetable salad kits does the Company plan to be selling by the end of calendar 2014?

Apio is significantly expanding distribution of its Sweet Kale Salad and Ginger Bok Choy Salad to club stores, retail grocery chains and food service distributors due to strong consumer demand. According to Nielsen, of the salad kits introduced in the last year, the Sweet Kale Salad kit is number one and the Ginger Bok Choy Salad kit is growing rapidly. The Company has several more vegetable salad kits lined up to launch over the next nine months and because of the huge success of the Sweet Kale Salad and Ginger Bok Choy Salad kits, Apio will be expanding capacity once again to meet the forecasted demand for the growth of the Sweet Kale Salad and Ginger Bok Choy Salad kits as well as the new salad kits in development. This newly planned expansion is in addition to the salad capacity Apio recently added in August 2013.

5)	What new products and/or programs other than Apio’s vegetable salad kit line does the Company plan to introduce during fiscal 2014?

In addition to the Sweet Kale Salad and Ginger Bok Choy Salad kits, Apio recently launched the Kale & Red Chard Stir Fry Kit and plans to launch additional superfood products over the next several months to take advantage of a number of upward trends in specific nutrient-dense superfood items and healthier consumer eating habits.

Additionally, applications using BreatheWay technology are expanding. The Chiquita-To-Go banana program using BreatheWay membranes continues to deliver ready-to-eat bananas across the U.S., including to most Starbucks, as well as in Canada and several European countries. Windset has launched new cucumber and pepper products packaged using BreatheWay membranes. And Agroexport recently launched its Villita brand Slice “n Serve™ avocados as its first commercial offering of avocado products featuring BreatheWay packaging technology. The Company is also working with new partners toward the commercialization of its BreatheWay technology for several high volume fruit items such as citrus and berries.

Lifecore is realizing the anticipated impact of expanded product sales for several new customer products using its hyaluronan-based materials that received U.S. FDA approvals in 2012. Lifecore expects continued incremental revenues and profits from these products in fiscal 2014. In addition, Lifecore is actively supporting development programs with partners, some of whom are in late stage clinical studies. Often these products are highly viscous materials that are difficult to fill in syringes – an area where Lifecore has unique expertise. The efforts supporting these programs are generating additional development revenues in fiscal 2014, and have the opportunity to generate commercial revenues within the next 18 to 24 months.

6)	Is the fresh-cut produce category continuing to grow?

The fresh cut produce category is continuing to show growth. According to Nielsen/Perishable Group for the 12 months ended January 2014, the unit volume growth for the fresh-cut vegetable category was 10%. Apio’s unit volume growth, according to Nielsen, for the comparable fresh cut category for the same period was 5%. The Nielsen fresh-cut vegetable category numbers, however, do not include all sales outlets that Apio serves, such as club stores or, product categories, such as Apio’s vegetable salads kits which are included in the packaged salad category. In addition, Apio has taken advantage of its growth in higher margin new products to strategically and selectively reduce lower margin products. As mentioned earlier, Apio’s overall value-added revenues increased 12% during the first nine months of fiscal 2014.

7)	What impact is the California drought having on Apio’s business?

As of now the California drought is not having a material impact on Apio since almost all of its contracted growers use ground water to irrigate their crops. This could change, however, in the future if the drought continues and ground water reserves become over drawn.

8)	What are the key priorities for Lifecore’s future growth?

Lifecore's growth is being fueled by an increase in volume in its aseptic filling business. In support of this growth strategy, Lifecore is making capital investments to provide for automation, operating efficiencies and increased capacity. The anticipated demand for increased capacity is based on current and anticipated development programs being commercialized in the future. The development program opportunities have resulted from expanding existing customer relationships as well as from emerging new customers. The investment and strategic growth direction are well synchronized and position Lifecore to attract both HA and non-HA based opportunities. This effort greatly strengthens Lifecore's market presence by offering existing and potential customers a complete service profile of technical expertise, product development, quality systems and commercial capacity.

9)	Why does the change in the estimated fair market value of Windset vary significantly quarter to quarter?

There are numerous factors that impact the estimated fair market value of Windset, the most important of which is Windset’s five-year projected financial information. Windset’s financial projections include the estimated future growth of its existing operations and the estimated financial impacts of Windset board-approved future opportunities and expansion plans. These projections are then discounted based on the inherent risk in the business to determine the fair market value of Windset. Over time the rates used to discount Windset’s financial projections should decrease as Windset’s business matures and its business risks decrease.

Windset updates their financial projections at least twice per year and provides them to Landec. The Company, with assistance from an outside independent appraiser, uses these updated projections along with the appropriate discount rates to calculate the change in the estimated fair market value of Landec’s investment in Windset and as a result the change can vary significantly quarter to quarter.

It should be noted that the estimated fair market value of Windset has increased each quarter since inception, however, the change in the estimated value may increase or decrease in a given quarter when compared to past quarters.

In fiscal 2015, the Company expects the fair market value of its investment in Windset to increase based on Windset’s ongoing operations, but the change compared to the change recorded in fiscal 2014 is expected to be less, since there are no new board-approved expansions or new production currently planned during Landec’s fiscal 2015.

The Company believes, based on the historical trend of Windset’s business, that the fair market value of Windset will continue to increase in the future, although all market values are subject to fluctuations both up and down.

10)	How do the results by line of business for the three and nine months ended February 23, 2014 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 2/23/14	Three months ended 2/24/13	Nine months ended 2/23/14	Nine months ended 2/24/13
Revenues:
Apio Value Added(a)	$95,431	$86,707	$262,957	$233,931
Apio Export	10,676	13,381	55,106	66,854
Total Apio	106,107	100,088	318,063	300,785
Lifecore	20,176	17,331	37,539	33,043
Corporate (b)	96	448	282	767
Total Revenues	126,379	117,867	355,884	334,595

Gross Profit:
Apio Value Added	7,282	5,846	24,383	28,891
Apio Export	990	1,031	4,015	4,407
Total Apio	8,272	6,877	28,398	33,298
Lifecore	11,787	10,243	17,800	15,725
Corporate	96	388	223	707
Total Gross Profit	20,155	17,508	46,421	49,730

R&D:
Apio	264	236	875	838
Lifecore	1,132	1,258	3,702	3,625
Corporate	327	831	991	2,179
Total R&D	1,723	2,325	5,568	6,642

S,G&A and other:
Apio (c)	5,792	5,614	16,856	13,435
Lifecore	980	1,093	3,143	3,488
Corporate	1,928	1,817	5,970	5,410
Total S,G&A	8,700	8,524	25,969	22,333

Other (d):
Apio	330	909	7,765	5,694
Lifecore	16	(25)	(19)	(143)
Corporate	(3,678)	(2,754)	(8,027)	(8,238)
Total Other	(3,332)	(1,870)	(281)	(2,687)

Net Income (Loss):
Apio	2,546	1,936	18,432	24,719
Lifecore	9,691	7,867	10,936	8,469
Corporate	(5,837)	(5,014)	(14,765)	(15,120)
Net Income	$6,400	$4,789	$14,603	$18,068

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.

c) S,G&A for Apio for the nine months ended February 24, 2013 of last year was reduced by $3.9 million due to the one-time earn-out adjustment associated with the acquisition of GreenLine.

d) Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.